FORM OF MIP AGREEMENT FOR EXECUTIVE OFFICERS

February 2011

[Name of Executive]
[Address]

Re: Lionbridge Technologies, Inc. 2011 Management Incentive Plan (MIP)

Dear       :

I am pleased to inform you that you are invited to participate in the 2011 Lionbridge Management Incentive Plan (“MIP”). As a participant, you are entitled to receive a cash incentive payment upon the achievement of the Company in 2011 of the following three equally weighted performance metrics set by the Nominating and Compensation Committee:

•	Corporate-wide Revenue target for 2011

•	Corporate-wide Profitability target for 2011; and

•	Objectives related to the business or function you lead in your capacity as [title] at Lionbridge (the “MBO”)

Your potential MIP award is determined based on a percent of your annual based salary (“MIP Percentage”), and your personal MIP Percentage is set forth in Exhibit A. Exhibit A also sets out your personal MBO, as well as the specific Revenue and Profitability targets set by the Nominating and Compensation Committee.

Achievement of the MIP objectives will be determined by our Compensation Committee following the completion of the audit of our 2011 financial results. The Committee has the sole discretion in determining achievement of all objectives, including the MBO. In addition, the Committee has sole discretion to adjust any award to reflect the impact of foreign currency exchange rate fluctuations or any other extraordinary events.

The term “Revenue” means the revenue as reported in the Corporation’s financial statements for the year ending December 31, 2011. The term “Profitability” means the Corporation’s adjusted EBITDA for the Corporation’s fiscal year ending December 31, 2011, determined as follows:

•	Income from Operations, plus

•	Merger, Restructuring & other charges

•	Amortization of Acquisition Related Intangibles

•	Depreciation

•	Amortization, and

•	Stock Based Compensation Expense

To receive a payment under the MIP, you must continue to be employed by the Company in your current position at the time payment is determined and authorized by the Compensation Committee. In addition, your participation in the MIP is conditioned on your acknowledgement that: (a)  your participation in the MIP is voluntary; (b) participation in the MIP and any award thereunder is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, or similar payments; (c)  neither the MIP, nor the issuance or potential issuance of award under the MIP confers upon you any right to continue in the service of (or any other relationship with) the Company and (d) you reconfirm your contractual and legal obligations of confidentiality to the Company and your obligations not to compete with the Company, as such are described in your Non-Disclosure Agreement, Non-Competition Agreement and/or Business Protection Agreement with the Company.

You agree and understand that your participation in the MIP is conditioned on your agreement and consent that the Board of Directors of the Company or its Nominating and Compensation Committee has the sole discretion to require you or your estate to repay to the Company, in cash and upon demand, any MIP award made to you (a) in the event of a  restatement (other than a restatement due to a change in accounting policies) of the Company’s financial results where the restatement  results in a material impact on the financial statements for the period affecting the achievement of the performance conditions for the award of any portion or all of your MIP award or (b) if the Board or the Committee determines that you have engaged in fraud or misconduct (“Misconduct) that resulted in or substantially resulted in the achievement of the performance conditions for the award of any portion or all of your MIP award.   The amount to be repaid shall be determined by the Committee in its sole discretion.   Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties.  This provision expires on the earlier of (a) a Change of Control (as defined under the Company’s Change of Control Plan) or (b) three years from the date of grant of the MIP award.

This letter agreement is governed under the laws of the Commonwealth of Massachusetts.

Please indicate your acceptance to the terms contained in this letter agreement and participation in the MIP by signing below and returning one copy of the letter agreement to me.

Sincerely,

Rory J. Cowan
Chief Executive Officer

Exhibit A

MIP Percentage:

Revenue Payout Target:

Revenue Payout Thresholds (minimum and maximum):

Profitability Payout Target:

Profitability Payout Thresholds (minimum and maximum)

MBO: